EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 28, 2006, with respect to the combined financial statements of the Microwave Communications Division of Harris Corporation and subsidiaries included in the Registration Statement (Form S-4) and related Prospectus of Harris Stratex Networks, Inc. for the registration of shares of its common stock.
/s/  Ernst & Young LLP
Certified Public Accountants
Jacksonville, Florida
October 11, 2006